Exhibit (a)(2)

OAKTREE DIVERSIFIED INCOME FUND INC.

ARTICLES SUPPLEMENTARY

Oaktree Diversified Income Fund Inc., a Maryland corporation (the “Corporation”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Section 6.2.1 of the charter (the “Charter”) of the Corporation, and pursuant to Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, reclassified 250,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), designated as Class T Common Stock as shares of Class A Common Stock (the “Class A Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth in the Charter.

SECOND: Under a power contained in Section 6.2.1 of the Charter, and pursuant to Section 2-208 of the MGCL, the Board of Directors, by resolutions duly adopted, reclassified 250,000,000 shares of Common Stock designated as Class D Common Stock as shares of Class U Common Stock (the “Class U Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth in the Charter.

THIRD: Immediately before these Articles Supplementary were accepted for record by the SDAT, the Corporation was authorized to issue 1,000,000,000 shares of Common Stock (of which 500,000,000 shares were designated as Class T Common Stock and 500,000,000 shares were designated as Class D Common Stock) and 1,000,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), with an aggregate par value of $2,000,000.

FOURTH: Immediately after these Articles Supplementary are accepted for record by the SDAT, the Corporation is authorized to issue 1,000,000,000 shares of Common Stock (of which 250,000,000 shares are designated as Class A Common Stock, 250,000,000 shares are designated as Class D Common Stock, 250,000,000 shares are designated as Class T Common Stock and 250,000,000 shares are designated as Class U Common Stock) and 1,000,000,000 shares of Preferred Stock, with an aggregate par value of $2,000,000.

FIFTH: The shares of Common Stock described above have been reclassified by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on the 17th day of December, 2024.

ATTEST:	OAKTREE DIVERSIFIED INCOME FUND INC.

/s/ Craig A. Ruckman	By:	/s/ Brian F. Hurley
Craig A. Ruckman		Brian F. Hurley
Secretary		President

[Signature Page to the Articles Supplementary]